Exhibit 99.1

Akerna Corp. Reports Second Quarter Fiscal Year 2020 Results

DENVER, Feb. 12, 2020 (GLOBE NEWSWIRE) -- Akerna Corp. (Nasdaq: KERN, KERNW), a leading cannabis compliance technology provider and developer of the cannabis industry’s first seed-to-sale enterprise resource planning (ERP) software technology – MJ Platform®, announced financial results for the quarter ended December 31, 2019.

Second Quarter Fiscal Year 2020 Financial and Business Metrics Summary:

●	Reported revenues of approximately $3.3 million, an increase of 28% compared to the quarter ended December 31, 2018.

●	Total MJ Platform revenue increased by 29% compared to the quarter ended December 31, 2018.

●	Gross profit margin increased to approximately 50%, compared to 49% for the quarter ended December 31, 2018.

●	Made strategic investment in ZolTrain.

●	Entered into transaction to acquire majority interest in solo sciences inc.

●	Entered into transaction worth up to $45M USD to acquire Ample Organics Inc.

●	Named Alex Shah Chief Technology Officer.

●	Named John Fowle Chief Financial Officer.

●	As of December 31, 2019, Akerna had approximately $18.8 million in cash.

“Our results for the quarter ended December 31, 2019, continue to be illustrative of the continued adoption of both MJ Platform and Leaf Data Systems® by cannabis enterprises and government entities,” said Akerna Chief Executive Officer, Jessica Billingsley. “With cannabis legalization continuing to expand and our recent acquisitions of both solo sciences and Ample Organics, Akerna is well-positioned to serve the increasing compliance needs of enterprise cannabis companies, governments, and consumers. Transparency remains critical, as regulatory requirements will only grow to ensure public, product, and patient (or consumer) safety.”

“Having opportunistically executed on a targeted acquisition strategy aimed at building scale and enhancing our growth prospects, we now intend to further capitalize on growing market demand through strong combined organic growth,” said Billingsley. “We are confident our significantly increased scale and our robust technology offerings both dramatically strengthen our business while also positioning us to generate long-term value for our shareholders.”

Financial Results and Business Metrics

Total revenue for the quarter ended December 31, 2019, was approximately $3.3 million, a 28% increase compared to $2.6 million for the quarter ended December 31, 2018. Revenue reflects continued demand for Akerna’s key commercial software product, MJ Platform. Total MJ Platform revenue increased from the quarter ended December 31, 2018, to December 31, 2019, by 29%. The increase in subscription revenue was primarily caused by volume-driven increases from new business, which includes new clients as well as upgrades and additional subscriptions from existing clients. We continue to invest in a variety of client programs and initiatives, which, along with increasing adoption, have helped keep our renewal rate consistent as compared to the prior year.

We believe that demand for our MJ Platform software continues to be strong, evidenced by new contract bookings totaling approximately $34 thousand per month on average.

Based on our results, MJ Platform continues to deliver a compelling value proposition to our customers as both a regulatory compliance solution, as well as a tool to manage and optimize their business operations. Our management evaluates the value that we deliver to our customers based on the ratio of our average customer Lifetime Value (“LTV”) to our average customer acquisition cost (“CAC”). Our LTV to CAC ratio reflects how many times the revenue of a customer covers the cost to obtain that customer, assuming a customer life of 36 months. We calculate LTV by multiplying our average new monthly contract bookings by 36 and then divide that by the number of new customers acquired in a month. We then divide that result by our average monthly CAC. Our LTV is approximately four times the costs required to obtain that customer after 36 months.

Total Software revenue in the quarter ended December 31, 2019, was $2.5 million, compared to $2.3 million in the same quarter the prior year, driven by the growth described above from MJ Platform, offset by roughly flat year over year revenue generated from Leaf Data Systems as we completed professional services related to implementation and have reverted to run and maintain mode on our existing contracts. Consulting revenue increased 202% to $0.7 million for the quarter ended December 31, 2019, compared to $0.2 million for the quarter ended December 31, 2018, driven by a higher volume of consulting activities and engagements during the period as we continue to experience strong demand for our consulting services in emerging states.

Our cost of revenue for the quarter ended December 31, 2019, was approximately $1.6 million, an increase of approximately $0.3 million, or 24%, as compared to cost of revenue for the three months ended December 31, 2018, of approximately $1.3 million. The increase was primarily as a result of the costs incurred to service the new contract with the State of Utah. Software hosting costs have increased due primarily to higher transaction volumes. The overall increase in cost of revenue was partially offset by a decrease of $0.2 million in third-party subcontractor costs.

Our gross profit for the quarter ended December 31, 2019, was approximately $1.7 million, an increase of approximately $0.4 million, or 33%, as compared to gross profit for the quarter ended December 31, 2018, of approximately $1.3 million. Gross profit margin for the quarter ended December 31, 2019, increased to approximately 50%, up from gross profit margin of 49% for the quarter ended December 31, 2018. The increase was primarily as a result of increased software revenue and the minimal marginal cost to service such revenue.

Operating expenses were $6.1 million for the quarter ended December 31, 2019, compared to $3.7 million for the quarter ended December 31, 2018. The increase in operating expense was driven by higher product development cost, an increase of approximately 17%, in addition to higher selling, general and administrative expenses, an increase of approximately 82%. Excluding non-cash stock-based compensation and one-time acquisition-related costs, selling, general and administrative expenses would have increased by 41%. We continue our investment in sales and marketing by expanding our domestic and international sales activities, building brand awareness and product marketing activities, and we plan to continue to invest in our infrastructure as a service (IaaS) enterprise software platform in order to improve and extend our service offerings and develop new technologies.

Akerna generated a net loss of $4.3 million for the quarter ended December 31, 2019, compared to a loss of approximately $2.4 million for the quarter ended December 31, 2018.

As of December 31, 2019, Akerna had approximately $18.8 million in cash.

Conference Call Details

The Company will host a conference call on Wednesday, February 12, 2020, at 4:30 pm ET / 1:30 pm PT. To participate in the conference call, please dial 1-877-407-3982 (domestic) or 1-201-493-6780 (international). The passcode is 13698281. Please dial into the call at least five minutes before the scheduled start time.

The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of Akerna’s website, www.akerna.com. For interested individuals unable to join the live conference call, a replay of the call will be available through February 26, 2020, at (844) 512-2921 (domestic) or (412) 317-6671 (international). The passcode for the call and replay is 13698281.

About Akerna Corp.

Akerna is a regulatory compliance technology company in the cannabis space. The cornerstones of Akerna’s service offerings are MJ Platform® and Leaf Data Systems®, which are highly-versatile platforms that provide clients and government entities with a central data management system for tracking regulated cannabis products—from seed to product to shelf to consumer—through the complete supply chain. Since its establishment in 2010, the company has tracked more than $17 billion in cannabis sales. As part of its business strategy, Akerna intends to grow through targeted, strategic acquisitions that are complementary to its current business and organically by accelerating its product development efforts. Akerna is based in Denver. For more information, please visit: www.akerna.com.

Forward-Looking Statements

Certain statements made in this release and in any accompanying statements by management are “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements include but are not limited to statements regarding Akerna’s future business plans, projected product sales, and customer retention, future product development, Akerna’s potential business strengths in the market, completion of the acquisition of the remaining ownership interests of solo sciences, completion of the acquisition of Ample Organics, identifying and completing future strategic acquisitions and any other statements expressing the views of Akerna’s management on future business results or strategy. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of significant known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Akerna’s control, that could cause actual results or outcomes (including, without limitation, the results of Akerna’s contracts, strategic initiatives, and business plans as described herein) to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include (i) Akerna’s ability to recognize the anticipated benefits of being a public company, (ii) competition, (iii) Akerna’s ability to grow and manage growth profitably, (iv) Akerna’s ability to maintain relationships with customers and suppliers and retain its management and key employees, (v) costs related to being a public company, (vi) changes in applicable laws or regulations, (vii) Akerna’s ability to identify and integrate acquisitions and achieve expected synergies and operating efficiencies in connection with acquired businesses, (viii) Akerna’s ability to complete acquisitions, including obtaining shareholder approval when necessary, (ix) and other risks and uncertainties disclosed from time to time in Akerna’s filings with the U.S. Securities and Exchange Commission, including those under “Risk Factors” therein.  Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those vary from forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial and other information, are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Akerna’s control. All information herein speaks only as of the date hereof, in the case of information about Akerna, or the date of such information, in the case of information from persons other than Akerna. Akerna undertakes no duty to update or revise the information contained herein. Forecasts and estimates regarding Akerna’s industry and end markets are based on sources believed to be reliable; however, there can be no assurance these forecasts and estimates will prove accurate in whole or in part.

Akerna Media Contact

D. Nikki Wheeler

303-514-2012

Nikki.Wheeler@Akerna.Com

Investor Relations

Jason Assad

678-570-6791

jassad@akerna.com

AKERNA CORP.

 Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2019	2019
	(unaudited)
Assets

Current assets
Cash	$18,780,897	$21,867,289
Restricted cash	500,000	500,000
Accounts receivable, net	1,753,935	1,257,274
Prepaid expenses and other assets	1,108,917	577,674
Total current assets	22,143,749	24,202,237

Investment	250,000	-
Total assets	$22,393,749	$24,202,237

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,670,005	$1,317,566
Accrued liabilities	564,348	500,550
Deferred revenue	844,554	624,387
Total current liabilities	3,078,907	2,442,503

Stockholders’ equity:
Preferred stock, par value $0.0001; 5,000,000 shares authorized, none are issued and outstanding at December 31, 2019 and June 30, 2019	-	-
Common stock, par value $0.0001; 75,000,000 shares authorized, 10,921,485 issued and outstanding at December 31, 2019, and 10,589,746 shares authorized, issued and outstanding at June 30, 2019	1,093	1,059
Additional paid-in capital	52,065,102	47,325,421
Accumulated deficit	(32,751,353)	(25,566,746)
Total stockholders’ equity	19,314,842	21,759,734

Total liabilities and stockholders’ equity	$22,393,749	$24,202,237

AKERNA CORP.

 Condensed Statements of Operations (unaudited)

	For the Three Months Ended		For the Six Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenues
Software	$2,498,174	$2,269,924	$4,802,654	$4,149,186
Consulting	725,000	239,797	1,556,363	609,880
Other	83,029	64,191	140,076	114,245
Total revenues	3,306,203	2,573,912	6,499,093	4,873,311
Cost of revenues	1,638,840	1,320,995	3,036,201	2,384,130

Gross profit	1,667,363	1,252,917	3,462,892	2,489,181

Operating expenses
Product development	1,261,509	1,075,003	2,392,389	1,876,475
Selling, general, and administrative	4,796,404	2,629,452	8,380,219	4,776,944
Total operating expenses	6,057,913	3,704,455	10,772,608	6,653,419

Loss from operations	(4,390,550)	(2,451,538)	(7,309,716)	(4,164,238)

Other income (expense)
Interest	51,857	30,723	125,239	48,351
Other	157	26,444	(130)	25,833
Total other income	52,014	57,167	125,109	74,184

Net loss	$(4,338,536)	$(2,394,371)	$(7,184,607)	$(4,090,054)

Basic and diluted weighted average common stock outstanding	10,958,772	6,022,026	10,918,942	5,755,931
Basic and diluted net loss per common share	$(0.40)	$(0.40)	$(0.66)	$(0.71)

AKERNA CORP.

 Condensed Consolidated Statements of Cash Flows (unaudited)

	For the six months ended
	December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(7,184,607)	$(4,090,054)
Adjustment to reconcile net loss to net cash used in operating activities
Bad debt expense	724,350	101,446
Stock-based compensation expense	492,650	-
Changes in operating assets and liabilities
Accounts receivable	(1,221,011)	(240,351)
Prepaid expenses and other current assets	(531,243)	(72,063)
Accounts payable	352,439	603,652
Accrued liabilities	63,798	336,758
Deferred revenue	220,167	(128,577)
Net cash used in operating activities	(7,083,457)	(3,489,189)

Cash flows from investing activities
Investment acquired in Zol Solutions	(250,000)	-
Net cash used in investing activities	(250,000)	-

Cash flows from financing activities
Cash received in connection with exercise of warrants	4,247,065	-
Cash received in connection with issuance of shares	-	10,000,000
Net cash provided by financing activities	4,247,065	10,000,000

Net change in cash and restricted cash	(3,086,392)	6,510,811

Cash and restricted cash - beginning of period	22,367,289	2,572,401

Cash and restricted cash - end of period	$19,280,897	$9,083,212

Cash paid for taxes	$-	$-

Cash paid for interest	$2,355	$987

Supplemental disclosure of non-cash investing and financing activity:

Forfeiture of Restricted Shares included in outstanding common stock	$(3)	$-